UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2020

NUZEE, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization	001-39338 (Commission File #)		38-3849791 (IRS Employer Identification No.)

1700 Capital Avenue, Suite 100, Plano, Texas 75074 (Address of principal executive offices)

(760) 295-2408 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
	Common Stock, $0.00001 par value	NUZE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company		☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01.Entry into a Material Definitive Agreement.

On June 18, 2020, NuZee, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with The Benchmark Company, LLC, as the sole book-running manager and representative of the underwriters named therein (the “Underwriters”), relating to an underwritten public offering of 700,000 shares of the Company’s common stock, par value $0.00001 (the “Common Stock”), at a price to the public of $9.00 per share (the “Offering Price”), less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 45-day option to purchase up to 105,000 additional shares of Common Stock at the Offering Price less underwriting discounts and commissions.

The Company expects to receive approximately $5.3 million in net proceeds from the Offering after deducting underwriting discounts and commissions and other estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase additional shares, or approximately $6.1 million if the Underwriters exercise their option to purchase additional shares in full. The shares are expected to be delivered to the Underwriters on or about June 23, 2020, subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to the Company's registration statement (the “Registration Statement”) on Form S-1 (File No. 333-234643), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 18, 2020.

The Underwriting Agreement contains representations, warranties and covenants of the Company that are customary for transactions of this type and customary conditions to closing. Additionally, the Company has agreed to provide the Underwriters with customary indemnification rights under the Underwriting Agreement.

Pursuant to the Underwriting Agreement, the Company, each of the Company's directors and executive officers and the Company’s primary stockholder have entered into “lock-up” agreements with the Underwriters that generally prohibit, without the prior written consent of The Benchmark Company, LLC, the sale, transfer or other disposition of Common Stock for a period of six months after June 18, 2020, subject to certain exceptions.

Pursuant to the Underwriting Agreement, the Company also agreed to issue to the Underwriters warrants (the “Warrants”) to purchase up to a total of 40,250 shares of Common Stock (5% of the aggregate shares of Common Stock sold in the offering). The Warrants are exercisable at the Offering Price commencing six months after the closing date of the offering and will expire five years after June 18, 2020, the effective date of the Registration Statement.

The Company has agreed to pay a non-accountable expense allowance to the Underwriters equal to 1.0% of the gross proceeds received in the offering (excluding any gross proceeds received from the exercise of the Underwriters’ over-allotment option). In addition to the non-accountable expense allowance, the Company has also agreed to pay or reimburse the Underwriters for certain of the Underwriters’ out-of-pocket expenses relating to the offering, including all reasonable fees and expenses of the Underwriters’ outside legal counsel, which shall not exceed in the aggregate $150,000.

The foregoing description of the Underwriting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the SEC.

Item 8.01. Other Events.

On June 18, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
1.1	Underwriting Agreement, dated as of June 18, 2020, by and between NuZee, Inc. and The Benchmark Company, LLC, as representative of the underwriters named therein.
99.1	Press Release, dated June 18, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUZEE, INC.

Dated: June 19, 2020By:  /s/ Shanoop Kothari

Name: Shanoop Kothari

Title: Senior Vice President and Chief Financial Officer